Exhibit 3.3

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CYCLONE POWER TECHNOLOGIES, INC.

Effective Date: July 1, 2007

By consent of the directors of Cyclone Power Technologies, Inc. (the “Corporation”), the Corporation does hereby amend its Articles of Incorporation as follows:

(a)

The name of the Corporation is Cyclone Power Technologies, Inc.

(b)

The date of adoption by the board of directors of the resolution approving this amendment was June 30, 2007. No shareholder action is required under Section 607.0602 of the Florida Statutes.

(c)

The board of directors have created Series A Convertible Preferred Shares, the terms, preferences, limitations and rights for which are set forth on Exhibit A hereof.

(d)

The board of directors have created Series B Preferred Shares, the terms, preferences, limitations and rights for which are set forth on Exhibit B hereof.

By order of the Board of Directors of the Corporation, these Articles of Amendment are hereby approved and authorized for filing.

/s/ Harry Schoell

Harry Schoell

Director

/s/ Frankie Fruge

Frankie Fruge

Director

EXHIBIT A

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED SHARES

OF

CYCLONE POWER TECHNOLOGIES, INC.

(Pursuant to Section 607.0821 of the Florida

Business Corporation Act)

Cyclone Power Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida, does hereby certify that pursuant to the provisions of Sections 607.0821, 607.0602 and 607.0603 of the Business Corporation Act of the State of Florida, the Board of Directors of the Corporation, pursuant to unanimous written consent effective on June 30, 2007, adopted the following resolution:

RESOLVED, that the Board of Directors of the Corporation by its Articles of Incorporation does hereby provide for the issue of a series of the Corporation’s Series A Convertible Preferred Shares, $0.0001 par value per share, to be designated as “Series A Convertible Preferred Shares” (the “Series A Preferred Shares”).  The Series A Preferred Shares shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to all other classes of the capital stock of the Corporation (except as otherwise provided herein).

The voting powers, designations, preferences, relative, participating, optional, conversion and other special rights, and the qualifications, limitations and restrictions of the Series A Preferred Shares are as follows:

1.

Designation of Series.  There shall be a series of Preferred Shares designated as “Series A Convertible Preferred Shares,” $0.0001 par value per share, consisting of 500,000 shares.  Each share of Series A Convertible Preferred Shares shall be referred to herein as a “Series A Preferred Share.”  The Series A Preferred Shares may be issued in fractional shares, each such share to be entitled, proportionately, to the full rights of the Series A Preferred Shares as herein provided.

2.

Dividends. The holders of Series A Preferred Shares shall not be entitled to receive dividends, out of assets legally available thereof, prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation.

3.

Voting.  Except as provided in this Section 3, or as provided in the Amended and Restated Articles of Incorporation, or as otherwise required by law, the holders of Series A Preferred Shares shall not have any right to vote for the election of directors or any other purpose.

4.

Redemption.  Series A Preferred Stock is not subject to automatic redemption upon the occurrence of any event, nor shall the Corporation or any holder of Series A Preferred Shares have the right at its option to redeem or have redeemed any outstanding Series A Preferred Shares.

5.

Liquidation.   The following events each shall constitute a “Liquidation Event” as provided herein;

(A)

a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

(B)

 any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition of the primary operating business of the Corporation or all or substantially all of the assets of the Corporation; or

(C)

a consolidation or merger of the Corporation which does not result in the Corporation being the surviving entity and/or the current stockholders of the Corporation owning a controlling interest in the surviving entity.

Immediately prior to the consummation of a Liquidation Event, the Series A Preferred Shares shall immediately and automatically covert into shares of Common Stock of the Corporation on a one-for-one basis.

6.

Conversion.  The Series A Preferred Stock shall be convertible in whole but not in part at the option of the holders of a majority of the Series A Preferred Stock upon the first to occur of: (1) any closing or closings of equity and/or debt financing which, in the aggregate, equal or exceeds $5,000,000 in gross proceeds, or (2) December 31, 2008.  Notwithstanding the above, such conversion shall automatically be deemed to have been effected immediately prior to the Qualified Public Offering, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Stock represented thereby at such time.

Upon any such conversion, the Series A Preferred Shares shall convert into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) which would, together with the Common Stock held by the owners of the Series A Preferred Stock as of the date of the original issuance of the Series A Preferred Stock to the original holders thereof, constitute a total of sixty percent (60%) of the outstanding Common Stock on a fully-diluted basis.

Upon such conversion, each holder of Series A Preferred Shares shall surrender such shares, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer the Series A Preferred Shares being converted to the Corporation free of any adverse interest, at any of the offices or agencies maintained for such purpose by the Corporation.  As promptly as practicable after the surrender of such Series A Preferred Shares as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof, in proportion to their Common Stock holdings as of the date of this Designation, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled in cash as provided below.

No fractional shares of Common Stock shall be issued upon any conversion of the Series A Preferred Shares.  Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any Series A Preferred Shares, the Corporation shall make an adjustment therefor to the nearest 1/100th of a share in cash at the fair market value of the Common Stock as determined in good faith by the Board of Directors, as of the close of business on the business day next preceding the day of conversion.

The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Shares converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery had paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

The Corporation covenants that all shares of Common Stock which may be delivered upon conversion of the Series A Preferred Shares will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.  The number of shares of Common Stock required to effect conversion of all Series A Preferred Shares at any given time shall automatically be deemed to be reserved in a quantity sufficient to effect such conversion, and the issuance of shares of Common Stock upon conversion of Series A Preferred Shares is authorized in all respects.

7.

Status of Reacquired Series A Preferred Shares.  Series A Preferred Shares issued and reacquired by the Corporation (including Series A Preferred Shares which have been converted into shares of Common Stock) shall have the status of authorized and unissued shares of Series A Preferred Shares undesignated as to the series, subject to later issuance.

8.

Definitions.  For purposes of this Certificate of Designation, the following terms have the meanings set forth below.

 “Qualified Public Offering” shall mean the closing of a firm commitment underwritten public offering of Common Shares at an offering price of not less than $10.00 per share that raises gross proceeds of not less than $20 million.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned, thereunto duly authorized, this 30th day of June, 2007.

CYCLONE POWER TECHNOLOGIES, INC.

By:   /s/ James DiPrima

Its:   President and Director

By:   /s/ Robin Moody

Its:   Secretary and Director

EXHIBIT B

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED SHARES

OF

CYCLONE POWER TECHNOLOGIES, INC.

(Pursuant to Section 607.0821 of the Florida

Business Corporation Act)

Cyclone Power Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida, does hereby certify that pursuant to the provisions of Sections 607.0821, 607.0602 and 607.0603 of the Business Corporation Act of the State of Florida, the Board of Directors of the Corporation, pursuant to unanimous written consent effective on June 30, 2007, adopted the following resolution:

RESOLVED, that the Board of Directors of the Corporation by its Articles of Incorporation does hereby provide for the issue of a series of the Corporation’s Series B Preferred Shares, $0.0001 par value per share, to be designated as “Series B Preferred Shares” (the “Series B Preferred Shares”).  The Series B Preferred Shares shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to all other classes of the capital stock of the Corporation (except as otherwise provided herein).

The voting powers, designations, preferences, conversion and other special rights, and the qualifications, limitations and restrictions of the Series B Preferred Shares are as follows:

9.

Designation of Series.  There shall be a series of Preferred Shares designated as “Series B Preferred Shares,” $0.0001 par value per share, consisting of 1,000 shares. Each share of Series B Preferred Shares shall be referred to herein as a “Series B Preferred Share.”  The Series B Preferred Shares may be issued in fractional shares, each such share to be entitled, proportionately, to the full rights of the Series B Preferred Shares as herein provided.

10.

Dividends. The holders of Series B Preferred Shares shall not be entitled to receive dividends, out of assets legally available thereof, prior and in preference to any declaration or payment of any dividend on the common stock or any other capital stock of the Corporation.

11.

Voting.  The holders of Series B Preferred Stock shall have voting rights, when combined with their existing holdings of the Corporation’s common stock, that entitle them to have an aggregate of 51% of the votes eligible to be cast by all shareholders with respect to all matters brought before a vote of the shareholders of the Corporation.

12.

Redemption.  Series B Preferred Stock is not subject to automatic redemption upon the occurrence of any event, nor shall the Corporation or any holder of Series B Preferred Shares have the right at its option to redeem or have redeemed any outstanding Series B Preferred Shares.

13.

Liquidation. The following events each shall constitute a “Liquidation Event” as provided herein;

(A)

a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

(B)

 any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition of the primary operating business of the Corporation or all or substantially all of the assets of the Corporation; or

(C)

a consolidation or merger of the Corporation which does not result in the Corporation being the surviving entity and/or the current stockholders of the Corporation owning a controlling interest in the surviving entity.

Immediately prior to the consummation of a Liquidation Event, the Series B Preferred Shares shall immediately and automatically covert into shares of Common Stock of the Corporation on a one-for-one basis.

14.

Status of Reacquired Series B Preferred Shares.  Series B Preferred Shares issued and reacquired by the Corporation (including Series B Preferred Shares which have been converted into shares of Common Stock) shall have the status of authorized and unissued shares of Series B Preferred Shares undesignated as to the series, subject to later issuance.

(Signatures on following page)

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned, thereunto duly authorized, this 30th day of June, 2007.

CYCLONE POWER TECHNOLOGIES, INC.

By:   /s/ James DiPrima

Its:   President and Director

By:   /s/ Robin Moody

Its:   Secretary and Director